SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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DESIGN WITHIN REACH, INC.

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DESIGN WITHIN REACH, INC.

225 Bush Street, 20th Floor

San Francisco, California 94104

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

To the Stockholders of Design Within Reach, Inc.:

Notice is hereby given that the Annual Meeting of the Stockholders of Design Within Reach, Inc., or the Company, will be held on August 5, 2008 at 9:00 a.m. at the Company’s corporate offices at 225 Bush Street, 20th Floor, San Francisco, California 94104, for the following purposes:

1.	To elect the following three directors for a three-year term to expire at the 2011 Annual Meeting of Stockholders who have been nominated and recommended for election by the Board of Directors:

John Hansen

Hilary Billings

James Peters

2.	To approve the amendment to the Amended and Restated 2004 Equity Incentive Award Plan to increase the number of shares issuable under the plan by 900,000 shares to 3,000,000 shares.

3.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2009.

4.	To transact such other business as may be properly brought before our Annual Meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on June 16, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

Accompanying this Notice is a Proxy. Whether or not you expect to be at our Annual Meeting, please complete, sign and date the enclosed Proxy and return it promptly. If you plan to attend our Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Ray Brunner

President and Chief Executive Officer

San Francisco, California

June 27, 2008

2008 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

DESIGN WITHIN REACH, INC.

225 Bush Street, 20th Floor

San Francisco, California 94104

PROXY STATEMENT

The Board of Directors of Design Within Reach, Inc., a Delaware corporation, is soliciting the enclosed Proxy for use at our Annual Meeting of Stockholders to be held on August 5, 2008 at 9:00 a.m. at the Company’s corporate offices at 225 Bush Street, 20th Floor, San Francisco, California 94104, and at any adjournments or postponements thereof. This Proxy Statement will be first sent to stockholders on or about June 27, 2008.

All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the Proxy in the enclosed envelope.

A proxy may be revoked by written notice to our Corporate Secretary at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted (1) for the election of our Board of Directors’ nominees for director, who are John Hansen, Hilary Billings and James Peters, (2) for the approval of the amendment to the 2004 Equity Incentive Award Plan to increase the number of shares issuable under the plan by 900,000 shares to 3,000,000 shares and (3) for the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and “broker non-votes” do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.”

Stockholders of record at the close of business on June 16, 2008 (the “Record Date”) will be entitled to vote at the meeting or vote by proxy using the enclosed proxy card. As of that date, 14,470,831 shares of our common stock, par value $0.001 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum. A plurality of the votes of the shares present in person or represented by proxy at our Annual Meeting and entitled to vote on the election of directors is required to elect directors. A majority of the shares present in person or represented by proxy and entitled to vote thereon is required for the approval of the amendment to the 2004 Equity Incentive Award Plan and for the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2009.

The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and Proxy will be borne by us. Our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors, or the Board, currently consists of eight members. Our Amended and Restated Certificate of Incorporation provides for the classification of our Board of Directors into three classes, as nearly equal in number as possible, with staggered terms of office and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. Three nominees for director recommended by the Board are to be elected as Class I directors at this meeting. The nominees are John Hansen, Hilary Billings and James Peters, who are each members of our present Board of Directors. The Class II and Class III directors have one year and two years, respectively, remaining on their terms of office.

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, proxies in the accompanying form are to be voted for our Board of Directors’ nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our Board of Directors to fill such vacancy.

Information Regarding Directors

The information set forth below as to the nominees for director has been furnished to us by the nominees:

Nominees for Election to the Board of Directors

Members of the Board of Directors Continuing in Office

For a Three-Year Term Expiring at the

2011 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
John Hansen	48	Chairman
Hilary Billings	44	Director
James Peters	46	Director

John Hansen.    Mr. Hansen has served as a member of our Board of Directors since November 1998. From November 2003 to October 2005, and since November 2005, he has served as the Chairman of our Board of Directors. Since March 1998, Mr. Hansen has served as President of JH Partners, LLC, a private equity firm. Mr. Hansen is currently a member of the Boards of Directors of the private companies GoSMILE, Inc., Coraline S.p.A., the owner of the Frette brand luxury linens businesses, NapaStyle, Inc., Lussori, Inc., La Perla S.r.l. and Jurlique International Pty Ltd. Mr. Hansen has previously served on the Boards of Directors of the private companies Walter Drake, Inc., The Record Bar, Inc., Performance Bicycle Shop, Inc., Bell Sports, Inc., Wellpet and the public companies Bare Escentuals, Inc. and Thermolase Corporation, Inc. Mr. Hansen holds an A.B. from Harvard College, an M.B.A. from Harvard Business School and a J.D. from University of California, Berkeley.

Hilary Billings.    Ms. Billings has served as a member of our Board of Directors since November 2003. Ms. Billings is currently an independent brand strategy consultant. In 1999, Ms. Billings co-founded Red Envelope, Inc., an internet retailer of upscale gifts, and served in various roles until 2003, including Chief Executive Officer and Chairman of the Board of Directors. From 1997 until 1999, Ms. Billings developed the W Hotel brand for Starwood Hotels & Resorts Worldwide, Inc. as Senior Vice President of Brand Development. From 1991 through 1997, Ms. Billings served in a variety of roles at Pottery Barn, including Vice President of Product Development and Design. Ms. Billings is currently a member of the Board of Directors of Peet’s Coffee and Tea, Inc., a publicly held company coffee and tea retailer. Ms. Billings holds a B.A. from Brown University.

James Peters.    Mr. Peters has served as a member of our Board of Directors since March 2007. From August 2000 to February 2005, Mr. Peters served as President and Chief Operating Officer of Ross Stores, Inc., a clothing retailer. From August 1998 to August 2000, Mr. Peters served as President of U.S. Retail for Staples, Inc., an office supply retailer. From August 1997 to August 1998, Mr. Peters served as Executive Vice President of U.S. Retail for Staples. Mr. Peters also serves on the Board of Trustees of the University of San Diego in California. Mr. Peters holds a B.A. degree in political science from the University of San Diego.

Term Expiring at the

2009 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Peter Lynch	56	Director
Terry Lee	59	Director

Peter Lynch.    Mr. Lynch has served as a member of our Board of Directors since October 2006. Since 2005, Mr. Lynch has served as Senior Managing Director and Principal at DJM Realty, a division of the Gordon Brothers Group, a financial management group. From 2003 to 2005, Mr. Lynch served as President and Chief Operating Officer of BabyStyle, Inc., a multichannel apparel retailer. From 1997 to 2003, Mr. Lynch served as the Executive Vice President, Worldwide Operations for Warner Bros. Studio Stores. From 1996 to 1997, he served as the Chief Operating Officer of Sideout Sport, a sports apparel retailer. From 1995 to 1996, he served as the President and Chief Operating Officer of The Registry Stores, a bridal registry gift retailer. From 1993 to 1995, he was the President of the Retail Division of Baby Guess?/Guess? Kids, a division of Guess?, Inc., an apparel retailer. From 1992 to 1993, he was the Executive Vice President, Finance & Administration and Chief Financial Officer of House of Fabrics, Inc., a fabric retailer. From 1992 to 1993, he was the Executive Vice President, Finance & Corporate Planning and Chief Financial Officer of Stor Furnishings International Inc, a furniture retailer. Prior to that, he served in progressive financial management roles and was ultimately the Executive Vice President, Finance and Operations at The Emporium Capwell Company, a division of Carter Hawley Hale Stores, a department store chain. Mr. Lynch holds a B.S. degree in criminology, with a minor in business, from York College of Pennsylvania.

Terry Lee.    Mr. Lee has served as a member of our Board of Directors since November 2003. Since 2004, Mr. Lee has served as a Senior Operating Partner for JH Partners, LLC, a private equity firm of which our Chairman is President. Mr. Lee is also currently a board member and consultant of Easton-Bell Sports, Inc. (formerly Bell Sports, Inc)., a private company that sells helmets and sporting goods accessories, a position he has held since April 2001; and Executive Co-Chairman of BAP Holdings LLC, the parent company of Bell Automotive Products, Inc., a company that sells automotive accessories, a position he has held since October 2004. Mr. Lee previously served as Chief Executive Officer of Bell Automotive Products, Inc. from February 2000 to October 2004. From January 2001 to May 2001, Mr. Lee served as Chief Executive Officer of Bell Sports Corp. From August 2000 to January 2001, Mr. Lee served as a member of the Board of Directors of Bell Sports Corp. From August 1998 to August 2000, Mr. Lee served as Chairman of the Board of Directors of Bell Sports Corp. Mr. Lee is also currently a member of the Board of Directors of Jurlique International Pty Ltd., a privately held natural skin care products company, The Boys and Girls Club of Metropolitan Phoenix, a non-profit organization, and USA Cycling Development Foundation. Mr. Lee attended The University of Utah and Weber State College on a non-matriculated basis.

Term Expiring at the

2010 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Ray Brunner	60	Director, President and Chief Executive Officer
William McDonagh	52	Director
Lawrence Wilkinson	58	Director

Ray Brunner.    Mr. Brunner has served as our President and Chief Executive Officer since May 2006 and a director since June 2006. Prior to that, Mr. Brunner served as our Executive Vice President of Real Estate and Studio Operations from October 2005 until March 2006. From March 2006 until May 2006, Mr. Brunner provided us with real estate consulting services and worked as a consultant for JH Partners, LLC, a private equity firm of which our Chairman is President. From November 2004 to September 2005, he served as our Vice President of Real Estate and Construction and prior to that served as our Vice President of Studios beginning April 2002. From June 1993 to April 2002, Mr. Brunner served as President of RGB & Associates, a strategic consulting company. Mr. Brunner is currently a member of the Board of Directors of the private company NapaStyle, Inc. Mr. Brunner holds a B.A. in business administration from Western Connecticut State University.

William McDonagh.    Mr. McDonagh has served as a member of our Board of Directors since March 2004. Mr. McDonagh has been a partner of Walden Venture Capital since September 2000, and has been a management consultant since January 1999. From April 1994 to March 1998, Mr. McDonagh served as President and Chief Operating Officer of Broderbund Software, Inc., a company that develops and markets computer software. Mr. McDonagh is currently a member of the Boards of Directors of GoAmerica, Inc., a company that provides sign-language and text translation services for the deaf and hard-of-hearing. Mr. McDonagh holds a B.B.A. in accounting from the University of Notre Dame and an M.B.A. from Golden Gate University.

Lawrence Wilkinson.    Mr. Wilkinson has served as a member of our Board of Directors since May 2000. Mr. Wilkinson is currently the chairman of Heminge & Condell, a provider of corporate strategic counsel and venture design services, a position he has held since November 1997, and co-founder of and counsel to Global Business Network, a strategic consulting organization, a position he has held since November 1987. Mr. Wilkinson co-founded Oxygen Media, Inc. in June 1998, and served as its vice-chairman until January 2002. Mr. Wilkinson serves on the Boards of the private companies Ealing Studios, LLC (UK), Mercantila, Inc. and the Row Eleven Wine Company. He is a director of Public Radio International, New American Media and Institute of the Future, non-profit organizations, and a member of the Board of Visitors of Davidson College. Mr. Wilkinson holds a B.A. from Davidson College, an M.B.A. from Harvard Business School and a B.Phil. from Oxford University.

Board Meetings

Our Board of Directors held four regularly scheduled meetings and one special telephonic meeting during 2007 and acted by unanimous written consent twice. No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings of committees of our Board of Directors on which he or she served, except for Terry Lee, who attended ten out of fourteen of such meetings.

Director Independence

Our board of directors has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq Stock Market LLC listing standards, except for Ray Brunner, our President and Chief Executive Officer.

Committees of the Board

Compensation Committee.    The Compensation Committee of our Board of Directors is comprised of Peter Lynch, who serves as its Chairman, Hilary Billings and Terry Lee, each of whom is an independent director for the purposes of federal securities laws and the rules of the Nasdaq Stock Market. The Compensation Committee held four meetings, including two telephonic meetings, during fiscal year 2007 and acted by unanimous written consent once. The Compensation Committee is governed by a written charter approved by our Board of Directors. The functions of the Compensation Committee include reviewing and recommending to the Board of Directors the compensation and benefits of all of our executive officers, administering our equity incentive plans and establishing and reviewing general policies relating to compensation and benefits of our employees.

Audit Committee.    The Audit Committee of our Board of Directors is comprised of William McDonagh, who serves as its Chairman, James Peters and Lawrence Wilkinson. Each of these directors is “independent” as defined under and required by federal securities laws, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 and the Nasdaq rules. In addition, our Board of Directors has determined that William McDonagh qualifies as an “audit committee financial expert” under the federal securities laws. The Audit Committee held seven meetings, including telephonic meetings, during fiscal year 2007. The Audit Committee is governed by a written charter approved by our Board of Directors. The functions of the Audit Committee include reviewing and monitoring our financial statements and internal accounting procedures, recommending the selection of independent auditors by our Board of Directors, evaluating the scope of the annual audit, reviewing audit results, consulting with management and our independent auditor prior to presentation of financial statements to stockholders and, as appropriate, initiating inquiries into aspects of our internal accounting controls and financial affairs. Both our independent auditors and internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to the Audit Committee.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is comprised of Lawrence Wilkinson, who serves as its Chairman and Hilary Billings, each of whom is an independent director for the purposes of federal securities laws and the Nasdaq rules. The Nominating and Corporate Governance Committee is governed by a written charter approved by our Board of Directors. The functions of the Nominating and Corporate Governance Committee include identifying prospective board candidates, recommending nominees for election to our Board of Directors, developing and recommending board member selection criteria, considering committee member qualification, recommending corporate governance principles to the Board of Directors, and providing oversight in the evaluation of the Board of Directors and each committee. Because the Nominating and Corporate Governance Committee only has two members, the functions of the Nominating and Corporate Governance Committee are being performed by the full Board of Directors. However, director nominees are selected, or recommended for the Board’s selection, by a majority of the independent directors. As a result, the Nominating and Corporate Governance Committee did not hold any meetings during fiscal year 2007.

Director Nomination Process

Director Qualifications

The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating and Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers, among others, the following factors:

•	the appropriate size of our Board of Directors;

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry;

•	experience as a board member of another publicly held company; and

•	other relevant experience.

Further, the Nominating and Corporate Governance Committee believes it appropriate for at least one member of our Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our Board of Directors meet the definition of “independent director” under the Nasdaq rules. The Nominating and Corporate Governance Committee also believes it is appropriate for certain key members of our management to participate as members of our Board of Directors.

Other than the foregoing, there are no stated minimum general criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of our Company and our stockholders.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating and Corporate Governance Committee’s criteria for Board of Directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board of Directors with that of obtaining a new perspective. The Nominating and Corporate Governance Committee welcomes turnover in the Board of Directors as it contributes to diversity on the Board of Directors, brings new viewpoints, approaches and ideas and discourages entrenchment of the Board of Directors or management. If any member of our Board of Directors does not wish to continue in service or if our Board of Directors decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Nominating and Corporate Governance Committee generally polls our Board of Directors and members of management for their recommendations. The Nominating and Corporate Governance Committee also may review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. Historically, the Nominating and Corporate Governance Committee has not relied on third-party search firms to identify board candidates, but the Nominating and Corporate Governance Committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The Nominating and Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by our independent directors and executive management. In making its determinations, the Nominating and Corporate Governance Committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a group that can best promote the success of our Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Corporate Governance Committee makes its recommendation to our Board of Directors.

The Nominating and Corporate Governance Committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have received director candidate recommendations from our stockholders but do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders are evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. Stockholders wishing to suggest a candidate for director should write to our Company’s Corporate Secretary. In order to be considered, the recommendation for a candidate must include the following written information: (i) the stockholder’s name and contact information; (ii) a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Corporate Governance Committee; (iii) the name of and contact information for the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected; (iv) a statement of the candidate’s business and educational experience; (v) information regarding each of the factors listed above, other than that regarding Board of Directors size and composition, sufficient to enable the Nominating and Corporate Governance Committee to evaluate the candidate; (vi) a statement of the value that the candidate would add to our Board of Directors; (vii) a statement detailing any relationship between the candidate and any customer, supplier or competitor of our Company; (viii) detailed information about any relationship or understanding between the proposing stockholder and candidate; and (ix) a list of three character references, including complete contact information for such references. In order to give the committee sufficient time to evaluate a recommended candidate, the recommendation should be received by our Corporate Secretary at our principal executive offices pursuant to the procedures set forth under “Stockholders Proposals.”

Communications with our Board of Directors

Our stockholders may send correspondence to our Board of Directors c/o Corporate Secretary at Design Within Reach, Inc., 225 Bush Street, 20th Floor, San Francisco, California 94104. Our Corporate Secretary will review all correspondence addressed to our Board of Directors, or any individual director, for any inappropriate correspondence and correspondence more suitably directed to management. Our Corporate Secretary will forward appropriate stockholder communications to our Board of Directors prior to the next regularly scheduled meeting of our Board of Directors following the receipt of the communication. Our Corporate Secretary will summarize all correspondence not forwarded to our Board of Directors and make the correspondence available to our Board of Directors for its review at our Board of Director’s request.

Code of Ethics

We have established a Code of Business Conduct and Ethics that applies to our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer and controller or such person performing such function. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.

Corporate Governance Documents

Our Company’s corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter and Code of Business Conduct and Ethics, are available, free of charge, on our website at www.dwr.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this report. We will also provide copies of these documents, free of charge, to any stockholder upon written request to Secretary, Design Within Reach, Inc., 225 Bush Street, 20th Floor, San Francisco, California 94104.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Grant Thornton LLP, who are responsible for expressing an opinion on the conformity of these audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Accounting Oversight Board. In addition, the Audit Committee has discussed with Grant Thornton LLP their independence from management and our Company, has received from Grant Thornton LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, as adopted by the Public Accounting Oversight Board, and has considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with Grant Thornton LLP the overall scope of their audit. The Audit Committee met with Grant Thornton LLP, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 29, 2007 for filing with the SEC. The Audit Committee and our Board of Directors also have recommended, subject to stockholder approval, the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2008.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Audit Committee.

William McDonagh, Chairman

James Peters

Lawrence Wilkinson

Director Attendance at Annual Meetings

Although our Company does not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting, we encourage all of our directors to attend. At our Annual Meeting held on August 2, 2007, two of our directors attended.

Our Board of Directors unanimously recommends a vote “FOR” each nominee listed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 16, 2008 regarding the beneficial ownership of our common stock by (a) each person known to our Board to own beneficially 5% or more of our common stock, (b) each director of our Company, (c) the named executive officers (as defined above), and (d) all of our directors and executive officers as a group. Information with respect to beneficial ownership has been furnished by each director, officer or 5% or more stockholder, as the case may be.

Percentage of beneficial ownership is calculated based upon 14,470,831 shares of common stock which were outstanding as of June 16, 2008. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible within 60 days of June 16, 2008. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Shares Beneficially Owned
5% Stockholders:
Glenn J. Krevlin and affiliates (3)	2,486,598	17.2%
SCSF Equities, LLC and affiliates (4)	2,523,200	17.4
Baron Capital Group, Inc. and affiliates (5)	900,000	6.2
William Harris Investors, Inc. (6)	765,725	5.3

Directors and Named Executive Officers:
Ray Brunner	519,227	3.5%
John Hellmann	108,328	*
Matthew Wilkerson	57,939	*
Karen John (7)	—	—
John Hansen (8)	677,541	4.7%
Hilary Billings	47,000	*
Terry Lee (9)	90,571	*
Peter Lynch	15,000	*
William McDonagh	42,000	*
James Peters	12,000	*
Lawrence Wilkinson	74,000	*
All executive officers and directors as a group (10 persons, excluding Karen John)	1,643,606	10.6%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	Unless otherwise indicated, the address for each person or entity named below is c/o Design Within Reach, Inc., 225 Bush Street, 20th Floor, San Francisco, CA 94104.

(2)	The following table indicates the number of shares subject to options exercisable within sixty (60) days of June 16, 2008, held by individuals listed in the table above:

Name of Beneficial Owner	Shares Subject to Options Exercisable Within 60 Days
Directors and Named Executive Officers:
Ray Brunner	519,227
John Hellmann	104,162
Matthew Wilkerson	57,915
Karen John	—
John Hansen	87,000
Hilary Billings	47,000
Terry Lee	42,000
Peter Lynch	15,000
William McDonagh	42,000
James Peters	12,000
Lawrence Wilkinson	57,000
All executive officers and directors as a group (10 persons, excluding Karen John)	983,304

(3)	The address for Glenn J. Krevlin and affiliates is 598 Madison Avenue, 12th Floor, New York, NY 10022. Information is based on an amended Schedule 13D filed with the SEC by Glenn J. Krevlin and affiliates on February 14, 2008. As of the close of business on December 21, 2007, Glenhill Capital LP owned 1,202,608 shares of common stock, Glenhill Capital Overseas Master Fund LP owned 743,990 shares of common stock and Glenhill Concentrated Long Master Fund, LLC owned 540,000 shares of common stock. Each of Glenn J. Krevlin and Glenhill Advisors, LLC has the sole investment and voting power with respect to all such shares. Glenn J. Krevlin is the managing member and control person of Glenhill Advisors, LLC. Glenhill Advisors, LLC is the managing member of Glenhill Capital Management, LLC. Glenhill Capital Management, LLC is the general partner and investment advisor of Glenhill Capital LP, a security holder of the Company, managing member of Glenhill Concentrated Long Master Fund, LLC, a security holder of the Company, and sole shareholder of Glenhill Capital Overseas GP, Ltd. Glenhill Capital Overseas GP, Ltd. is general partner of Glenhill Capital Overseas Master Fund LP, a security holder of the Company.
(4)	The address for SCSF Equities, LLC and affiliates is 5200 Towne Center Circle, Suite 470, Boca Raton, FL 33486. Information is based on an amended Schedule 13D filed with the SEC by SCSF Equities, LLC, a Delaware limited liability company (“SCSF Equities”) on March 17, 2008. SCSF Equities is the direct beneficial owner of the shares reported. The securities reported may be deemed to be beneficially owned by Sun Capital Securities Offshore Fund, Ltd., a Cayman Islands corporation (“Sun Offshore Fund”), Sun Capital Securities Fund, LP, a Delaware limited partnership (“Sun Securities Fund”), Sun Capital Securities Advisors, LP, a Delaware limited partnership (“Sun Advisors”), Sun Capital Securities, LLC, a Delaware limited liability company (“Sun Capital Securities”), Marc J. Leder (“Leder”) and Rodger R. Krouse (“Krouse”). Leder and Krouse may each be deemed to control SCSF Equities, Sun Securities Fund and Sun Advisors, as Leder and Krouse each own 50% of the membership interests in Sun Capital Securities, which in turn is the general partner of Sun Advisors, which in turn is the general partner of Sun Securities Fund, which in turn is the managing member of SCSF Equities. Sun Offshore Fund owns a majority of the membership interests of SCSF Equities.
(5)

The address for Baron Capital Group, Inc. (“BCG”) and affiliates is 767 Fifth Avenue, New York, NY 10153. Information is based on a Schedule 13G filed with the SEC by BCG and affiliates on February 12, 2008. Each of BCG, BAMCO, Inc. (“BAMCO”), Baron Small Cap Fund (“BSCF”) and Ronald Baron has the shared voting and investment power with respect to all such shares. BAMCO is a subsidiary of BCG. BSCF is an advisory client of BAMCO. Mr. Baron owns a controlling interest in BCG, and is the Chairman and CEO of BCG and BAMCO and the CEO of BSCF. In its Schedule 13G, BCG states, “BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO disclaims beneficial ownership of shares held by its investment advisory clients to the extent such shares are held by persons other than BAMCO and its affiliate.”

(6)	The address for William Harris Investors, Inc. (“WHI”) is 191 North Wacker Drive, Suite 1500, Chicago, IL 60606. Information is based on an amended Schedule 13G filed with the SEC by WHI on February 13, 2008. In its Schedule 13G, WHI states, “The securities reported herein have been acquired on behalf of discretionary clients of WHI. Persons other than WHI are entitled to receive all dividends from, and proceeds from the sale of, those securities.”
(7)	Ms. John resigned in February 2008.
(8)	Includes (i) 468,193 shares held by Siberia Investment Company, LLC and (ii) 122,348 shares held by Monte Savello, L.P. Mr. Hansen is the Manager of the General Partner (Hansen GP LLC) of Monte Savello, LP. Mr. Hansen disclaims beneficial ownership of the shares held by Monte Savello, LP and Siberia Investment Company, LLC, except to the extent of his pecuniary interest in such shares, if any.
(9)	Includes 30,000 shares held by Morningstar Capital Investments, LLC. Mr. Lee is the Managing Member of Morning Star Capital Investments, LLC. Mr. Lee disclaims beneficial ownership of the shares held by Morningstar Capital Investments, LLC, except to the extent of his pecuniary interest in such shares, if any.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth information as to persons who currently serve as our executive officers.

Name	Age	Position
Ray Brunner	60	President, Chief Executive Officer and Director
John Hellmann	58	Vice President, Chief Financial Officer and Secretary
Matthew Wilkerson	33	Vice President of Sales and Retail Operations

For information on Mr. Brunner see “Proposal 1—Election of Directors.”

John Hellmann.    Mr. Hellmann has served as our Chief Financial Officer since September 2006. Mr. Hellmann previously served as the Chief Financial Officer of Birkenstock Distribution USA, the U.S. distributor of Birkenstock sandals from December 2005 until June 2006. Prior to that, he served as the Vice President of Finance and Chief Financial Officer of Shoe Pavilion, a discount footwear and accessories retailer from June 2000 until December 2005. From September 1995 until June 2000, Mr. Hellmann served as Vice President and Chief Financial Officer of The Lamaur Corporation, a manufacturer and wholesaler of hair care products. Prior to that, he served as the Director of Finance at Liberty Electronics, Inc., a manufacturer of computer terminals. Prior to that, he served in progressive financial management roles at Inmar Corporation, formerly Topps & Trowsers, a national retail apparel chain. Mr. Hellmann holds a B.S. degree in accounting, with a minor in business and finance, from Mount St. Mary’s College in Emmitsburg, Maryland.

Matthew Wilkerson.    Mr. Wilkerson has served as Vice President of Sales and Retail Operations since June 2006. Prior to that, Mr. Wilkerson was Regional Director of Sales for the Central Southeast region from February 2004 to June 2006. Mr. Wilkerson first joined us as a Studio Proprietor in Dallas, Texas, in January 2003. Prior to that, Mr. Wilkerson was a proprietor of Encore Furnishings, a retailer of home furnishings, from 1999 to December 2002. Mr. Wilkerson graduated from Texas Tech University in 1997 with a BA in design and marketing.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board, comprised entirely of independent directors, administers our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefit plans and policies, administer our stock plans and review and approve annually all compensation decisions relating to all executive officers.

The compensation programs are intended to provide a link between the creation of stockholder value and the compensation earned by our executive officers and have been designed to:

•	Attract, motivate and retain superior talent;

•	Encourage high performance and promote accountability;

•	Ensure that compensation is commensurate with our performance and stockholder returns;

•	Provide performance awards for the achievement of financial and operational targets and strategic objectives that are critical to our long-term growth; and

•	Ensure that the executive officers have financial incentives to achieve substantial growth in stockholder value.

To achieve these objectives, the Compensation Committee has implemented and intends to maintain compensation plans that tie a substantial portion of the executives’ overall compensation to key financial goals. During 2007, we used Adjusted EBITDA as the primary measure of company performance.

The Compensation Committee establishes individual executive compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in retail industries, taking into account our relative performance and our own strategic goals.

The compensation of our executive officers is composed of base salaries, an annual corporate bonus plan and long-term equity incentives in the form of stock options. In determining specific components of compensation, the Compensation Committee considers each officer’s performance, level of responsibility, skills and experience, and other compensation awards or arrangements. The Compensation Committee reviews and approves all elements of compensation for all of our executive officers taking into consideration recommendations from management as well as information regarding compensation levels at competitors in our industry based on information gathered by management and a report from a compensation consultant discussed below. The Compensation Committee reviews and approves all annual bonus awards for executives and stock option awards for all employees at the Vice President level and above.

Compensation for our employees below the level of Vice President is set by grade level, which takes into account where the employee is located. The grades provide ranges for stock option grants at hire and specify target bonus levels. Our Chief Executive Officer makes recommendations with respect to salary, bonus eligibility and option awards for our vice presidents and executive officers. Notwithstanding these recommendations, the Compensation Committee determines the compensation of our executive officers in an executive session.

Management and the Compensation Committee historically have used market surveys and competitive data gathered internally and by consultants in making decisions affecting compensation. Management and the Compensation Committee have reviewed data focused on retail companies and companies located in the San Francisco Bay area. Among other things, the Compensation Committee has reviewed reports prepared for us by Aon Corporation, a firm that provides executive compensation consulting services. Aon provided reports on its benchmarking studies with respect to executive compensation on September 20, 2005 and with respect to compensation of non-employee directors on August 14, 2005. However, we have not identified a set of peer companies against which we benchmark compensation.

Except as described below, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the small size of our executive team and the need to tailor each executive’s award to attract and retain that executive.

Elements of Compensation

Executive compensation consists of the following elements:

Base Salary.    Base salaries for our executives are generally established based on the scope of their responsibilities, level of experience and individual performance, taking into account both external competitiveness and internal equity considerations. The goal for the base salary component is to compensate employees at a level that approximates the median salaries of individuals in comparable positions and markets. Base salaries are reviewed periodically, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Bonus Awards.    It is the Compensation Committee’s objective to emphasize pay-for-performance and to have a significant percentage of each executive officer’s total compensation contingent upon the Company’s performance, as well as upon his or her individual level of performance and contribution toward the Company’s performance. Upon an evaluation of these factors, the Compensation Committee uses discretion in determining whether to grant a bonus to each executive officer.

During 2007, we established a corporate bonus plan to promote the achievement of company financial performance objectives and to incentivize achievement of individual and business unit performance objectives. During fiscal year 2007, we used Adjusted EBITDA to measure our financial performance when determining management bonuses. The committee determined that management’s incentives would be best aligned with those of our stockholders if our bonus plan used Adjusted EBITDA as our primary financial performance measure because we believe it is the measure that most reflects our fundamental financial performance. Adjusted EBITDA is calculated as net income plus interest expense, taxes, stock-based compensation, depreciation and amortization less interest income. Maximum bonus opportunities are established as a percentage of base salary. Our corporate strategy was based on increasing our sales in 2007, while maintaining cost controls, which would increase Adjusted EBITDA from the prior year to a level sufficient for breakeven earnings. As a result, the plan provided that if the budgeted Adjusted EBITDA threshold of approximately $10.9 million were achieved, then for every dollar of Adjusted EBITDA achieved in excess of that amount, fifty cents would be put into a bonus pool for all employees, excluding our Chief Executive Officer, until the bonus pool reached a predetermined maximum. Then, such amount would be distributed individually based upon achievement of individual goals and objectives.

The amended and restated employment offer letter for Ray Brunner, our Chief Executive Officer and President, provided for a bonus of up to 100% of Mr. Brunner’s base salary based on the achievement of corporate and individual goals set by the Compensation Committee of the Board of Directors. In 2007, such goal was to achieve the budgeted Adjusted EBITDA threshold of approximately $10.9 million. The amended and restated employment offer letter also provided that Mr. Brunner would receive an automatic bonus of $50,000 if he were serving as our Chief Executive Officer at the end of 2007.

Our corporate bonus plan established maximum bonus amounts of 50% of the base salary for each of Mr. Hellmann and Karen John, our former Vice President of Design and Merchandising.

The Compensation Committee determined that we did not meet our target level of performance of at least $10.9 million of Adjusted EBITDA for bonuses to be awarded under our 2007 bonus plan. However, the Compensation Committee determined that Mr. Brunner should receive a bonus in addition to the automatic bonus in recognition of our improved performance during fiscal year 2007 over fiscal year 2006 despite an adverse “sea change” in the state of the furnishings market and his outstanding performance in incentivizing our management, sales team and other employees. In the case of Mr. Hellmann, the Compensation Committee noted the substantial progress that we had made during fiscal year 2007 in improving internal controls and financial reporting. Therefore, the Compensation Committee awarded Mr. Brunner a bonus of $125,000 and Mr. Hellmann a bonus of $60,000. Ms. John resigned in February 2008 and was not eligible to receive a bonus.

Long-Term Incentive Compensation.    We believe that long-term incentives are an integral part of the overall executive compensation program and that our long-term performance will be enhanced through the use of equity awards that reward our executives for maximizing stockholder value over time. We have historically elected to use stock options as the primary long-term equity incentive vehicle, but we have not adopted stock ownership guidelines.

Stock Options.    Our Amended and Restated 2004 Equity Incentive Award Plan, or the 2004 Plan, authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. We also have options outstanding under our 1999 Stock Plan, or the 1999 Plan, but we will not be granting additional options or making any other equity awards under the 1999 Plan. The Compensation Committee oversees the administration of our equity incentive plans. Historically, our Board and Compensation Committee have made stock option grants at an employee’s commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention objectives. Going forward, the Compensation Committee has delegated authority to the Chief Executive Officer to grant options at predetermined ranges at the director level and below. Our 2007 bonus plan provided that stock options would be granted in an amount equal to one-half of the bonus amounts granted. However, since our threshold EBITDA target was not reached, no stock options were awarded pursuant to the 2007 bonus plan. The Compensation Committee is also considering whether to make annual option grants to employees.

In 2007, our named executive officers were awarded stock options in the amounts indicated in the section entitled “Grants of Plan-Based Awards.” All options granted under the 2004 Plan have been granted at exercise prices equal to “fair market value” on the date of grant as defined in the plan. From our initial public offering in June 2004 through January 24, 2007, the 2004 Plan defined fair market value as the closing market value of our stock as reported on the Nasdaq Global Market on the trading day prior to the date of grant. On January 24, 2007, we amended the 2004 Plan to provide that fair market value means the closing market value of our stock as reported on the Nasdaq Global Market on the date of grant. The stock options we grant officers and employees are incentive stock options and typically vest 25% at the end of one year from the vesting start date and then 1/48 per month thereafter based upon continued employment over a four-year period, and generally expire ten years after the date of grant.

We expect to continue to use stock options as our primary long-term incentive vehicle because:

•	stock options and the related vesting period help attract and retain executives;

•

the value received by the recipient of a stock option is based on the growth of the stock price; therefore, stock options enhance the executives’ incentive to increase our stock price and maximize stockholder value; and

•

stock options help to provide a balance to the overall executive compensation program as base salary and our annual bonus plan focus on short-term compensation, while stock options reward executives for increases in stockholder value over the longer term.

In determining the number of stock options to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value and the value of stock options in relation to other elements of the individual executive’s total compensation. In January 2007, we adopted a policy regarding equity awards. Under this policy, all stock options and other equity awards will be made by the Compensation Committee, except that our full Board will take action with respect to any equity awards made to our non-employee directors. This policy prohibited the Compensation Committee from delegating its authority to make grants. The policy further provided that, subject to limited exceptions, grants of equity awards made to newly hired or promoted employees will be made at monthly meetings of the Compensation Committee and routine, periodic grants will be made during the first ten days of the first open trading window under our insider trading plan following annual performance reviews of our employees and executives. In October 2007, we amended the policy regarding equity awards. The Compensation Committee delegated authority to the Company’s Chief Executive Officer to make grants of options to newly hired and promoted employees at the director level and below based on ranges specified by the Compensation Committee for each level of employment. Grants to newly hired and promoted employees will be made on the 15th of each month (or the next business day when the 15th falls on a weekend or holiday) with respect to new hires and promotions in the immediately preceding month. The exercise price would be the date of grant, and the vesting schedule would begin on the date of grant.

Executive officers recognize taxable income from stock option awards when a vested non-qualified option is exercised or upon a disqualifying disposition of shares received upon exercise of an incentive stock option. We generally receive a corresponding tax deduction for compensation expense in the year of exercise of non-qualified stock options and the year in which disqualifying dispositions, if any, occur. The amount included in the executive officer’s wages upon such events, and the amount we may deduct is equal to the common stock price when the stock options are exercised less the exercise price multiplied by the number of stock options exercised. We do not pay or reimburse any executive officer for any taxes due upon exercise of a stock option.

Stock Appreciation Rights.    The 2004 Plan authorizes us to grant stock appreciation rights, or SARs. A SAR represents a right to receive the appreciation in value, if any, of our common stock over the base value of the SAR. To date, we have not granted any SAR under the 2004 Plan.

Restricted Stock and Restricted Stock Units.    Our 2004 Plan authorizes us to grant restricted stock and restricted stock units. To date, we have not granted any restricted stock or restricted stock units. While the Compensation Committee currently does not plan to grant restricted stock and/or restricted stock units under our 2004 Plan, it may choose to do so in the future as part of a review of the executive compensation strategy.

401(k) Defined Contribution Plan.    All employees may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. All eligible full-time and part-time employees who meet certain age and service requirements may participate. In 2007, Ray Brunner and John Hellmann were the only named executive officers that participated in this plan.

Other Benefits.    Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, long and short-term disability and life insurance, in each case on the same basis as our other employees. We reimburse Ray Brunner, our Chief Executive Officer, for costs he incurs for travel from his home to our headquarters in San Francisco.

Summary of Compensation

The following table shows information regarding the compensation earned by any person who served as our Chief Executive Officer or Chief Financial Officer during fiscal year 2007, and our only other executive officer who was serving as an executive officer at December 29, 2007. We refer to these persons as our “named executive officers” elsewhere in this report. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(4)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Ray Brunner,	2007	$350,000	$125,000	$694,000	—	—	$46,251	(5)	$1,215,251
Chief Executive Officer and President (1)	2006	240,202	—	372,900	—	$315,479	30,556	(5)	959,137

John Hellmann,	2007	266,250	60,000	150,000	—	—	—		476,250
Chief Financial Officer and Secretary (2)	2006	103,384	50,000	58,300	—	—	—		211,684

Karen John,	2007	153,846	—	128,000	—	—	—		281,846
Former Vice President Design and Merchandising (3)	2006	173,077	—	37,900	—	—	—		210,977

(1)	Mr. Brunner became our President and Chief Executive Officer on May 11, 2006. Mr. Brunner served as our Executive Vice President of Real Estate and Studio Operations from October 2005 until March 2006.
(2)	Mr. Hellmann joined the Company on July 27, 2006 and was appointed Vice President, Chief Financial Officer and Secretary on September 5, 2006.
(3)	Ms. John resigned in February 2008.
(4)	Amount reflects the compensation cost for the fiscal years 2006 and 2007 of the named executive officer’s options, calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment, “ or FAS 123R, and using a Black-Scholes valuation model. See Note 1 of Notes to Financial Statements found in our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 for a discussion of the assumptions made in determining grant date fair value and compensation costs of equity awards.
(5)	Consists of amounts reimbursed to Mr. Brunner for his travel from his home to our headquarters in San Francisco, including airfare, meals and lodging.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 29, 2007 to the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ray Brunner (1)		$50,000	$50,000	$400,000

John Hellmann (2)		—	—	137,500

Karen John (2)	2/5/07	—	—	100,000					7,500	$5.37	$22,700

(1)	Mr. Brunner’s amended and restated employment offer letter provided that he would be eligible to receive a bonus of up to 100% of his base salary based on the achievement of corporate and individual goals set by the Compensation Committee of the Board of Directors. The amended and restated employment offer letter also provided that Mr. Brunner would receive an automatic bonus of $50,000 if he was serving as our Chief Executive Officer at the end of 2007.
(2)	The named executive officers’ bonus opportunities under the 2007 bonus plan were capped at 50% of their base salary. For information about the amounts actually paid to our named executive officers under the 2007 corporate bonus plan, see the column “Non-Equity Incentive Plan Compensation” in the previous table titled “Summary Compensation Table.”

Employment Agreement and Offer Letters

Ray Brunner.    We entered into an employment offer letter with Ray Brunner, our Chief Executive Officer and President, on June 15, 2006. The offer letter called for Mr. Brunner to receive an annual salary of $245,000, payable in installments pursuant to our bi-weekly payroll policy, and to be eligible for all company benefits on the first day of the month following his date of hire. It further provided that he would be eligible to receive a bonus of up to 200% of his annual salary, based on the achievement of corporate and individual goals to be set by the Compensation Committee. For the year 2006, his bonus eligibility was pro-rated for the period of his employment.

The offer letter also stated that in connection with Mr. Brunner’s commencement of employment as Chief Executive Officer and President, management would recommend to the Board of Directors that he be granted an option to purchase 300,000 shares of our common stock with an exercise price equal to the fair market value on the date of grant. Contingent upon his continued employment, the shares subject to the option would vest in equal monthly amounts over a period of 24 months from the date of grant. In addition, following stockholder approval of an increase in the number of shares reserved for issuance under the 2004 Plan, Mr. Brunner would receive a “stretch” option grant, covering the right to purchase an additional 150,000 shares of common stock at an exercise price of $12.00 per share. The stretch option would vest on the same vesting schedule as the 300,000 share option described above.

We amended Mr. Brunner’s offer letter on March 16, 2007. Pursuant to his amended employment offer letter, Mr. Brunner was paid an annual salary of $350,000 during fiscal year 2007, payable in installments pursuant to our bi-weekly payroll policy. The amended offer letter stated that Mr. Brunner would be eligible to receive a bonus of up to 100% of his annual salary, based on the achievement of corporate and individual goals to be set by the Compensation Committee of the Board, and that for the year 2007, he also would receive an automatic bonus of $50,000 if he were serving as our Chief Executive Officer at the end of the year. The Compensation Committee determined the corporate and individual goals as discussed above under the heading “Bonus Awards.”

We entered into an employment agreement with Mr. Brunner on March 31, 2008, which supersedes Mr. Brunner’s amended and restated offer of employment letter dated March 16, 2007. The employment agreement provides that Mr. Brunner is required to devote his full business time and services to us, provided that he may engage charitable, community service and industry association activities and manage his own finances, so long as those activities do not interfere with the performance of his duties under the employment agreement as determined by our Board of Directors. His initial base salary is $375,000, which the Compensation Committee will review annually. He is also eligible for an annual bonus at the 100% target level in accordance with performance objectives determined by the Board of Directors. The Company also agreed to grant Mr. Brunner options to purchase 100,000 shares each year during the initial term of the employment agreement. The employment agreement’s initial term ends on March 31, 2013, and will be automatically renewed for successive one-year periods unless either party gives thirty days written notice of nonrenewal.

Mr. Brunner will be reimbursed for the cost of leasing a house in San Francisco, not to exceed $10,000 per month, provided that such amount will be offset by rental income, if any, on his house in Portland, Oregon. If Mr. Brunner sells the Portland, Oregon house, the lease reimbursements will cease six months after such date. The Company also agreed to reimburse Mr. Brunner for relocation expenses up to $25,000 and the seller’s portion of the realtor fee up to 6% of the gross sales price for the sale of his house. The Company will also gross up these relocation reimbursements to fully compensate Mr. Brunner for any taxes owed on such payments.

If the Company terminates the employment of Mr. Brunner without cause (as defined in the employment agreement), or Mr. Brunner resigns for good reason (as defined in the employment agreement), he will be entitled to receive twelve months base salary. The employment agreement also provides that if in the three-month period prior to a change of control (as defined in the employment agreement) of the Company or in the twelve-month period following a change of control in the Company, Mr. Brunner is terminated without cause or Mr. Brunner resigns for good reason, then Mr. Brunner will be paid a lump sum equal to two times his then-current base salary. Mr. Brunner’s unvested stock options also will immediately vest in full.

Offer Letters.    We entered into an employment offer letter with John Hellmann, our Chief Financial Officer, on August 27, 2006. The offer letter calls for Mr. Hellmann to receive an annual salary of $240,000, payable in installments pursuant to our bi-weekly payroll policy, and to be eligible for all company benefits on the first day of the month following his date of hire. In April 2007, the Compensation Committee increased Mr. Hellmann’s salary to $275,000.

The offer letter also states that in connection with Mr. Hellmann’s commencement of employment, management would recommend to the Board of Directors that he be granted an option to purchase 150,000 shares of our common stock with an exercise price equal to the fair market value on the date of grant. Contingent upon his continued employment, the shares subject to the option would vest in equal monthly amounts over a period of 36 months from the date of grant.

The letter provides that if we terminate Mr. Hellmann’s employment without cause (as defined) after three months of employment by us, he would be paid six months’ salary, less applicable withholding, over a period of six months as a salary continuance. The letter also provided that within one year of a change of control of the Company, if Mr. Hellmann is terminated without cause (as defined), all of his unvested options would become immediately vested and exercisable and Mr. Hellmann would be paid six months’ salary over six months as a salary continuance.

Employee Benefit Plans

2004 Equity Incentive Award Plan

Under the 2004 Plan, the number of shares of our common stock that may be issued pursuant to a variety of stock-based compensation awards, including stock options, SARs, restricted stock, deferred stock, dividend equivalents and stock payments, shall not exceed, in the aggregate, 2,100,000 shares. To the extent that an award terminates, expires or lapses for any reason, any shares subject to the award will be available for future grant under the 2004 Plan. In addition, shares which are delivered to us by a participant or withheld by us to satisfy the grant or exercise price of an award or in satisfaction of tax withholding obligations will be available for future grant under the 2004 Plan. As Proposal 2, we are requesting the stockholders approve an amendment to the 2004 Plan to increase the number of shares issuable under the 2004 Plan.

As of June 16, 2008, options to purchase 312 shares of our common stock had been exercised, options to purchase 1,957,929 shares of our common stock were outstanding and 141,759 shares of our common stock remained available for grant. As of June 16, 2008, the outstanding options were exercisable at a weighted average exercise price of $5.98 per share.

Our employees, consultants and directors and the employees of our subsidiaries are eligible to receive awards under the 2004 Plan. However, we typically grant awards under the 2004 Plan only to those employees who are at the director level and above. As of June 16, 2008, we had approximately 400 employees, and we currently have eight directors, seven of whom are non-employee directors.

In the event of a change of control, as defined in the 2004 Plan, each outstanding award may be assumed or an equivalent award may be substituted by the successor (or its parent or subsidiary). In the event of a change of control where the successor (or its parent or subsidiary) does not assume awards granted under the 2004 Plan or substitute equivalent awards, awards issued under the 2004 Plan will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable. In the event of a change of control where the successor (or its parent or subsidiary) assumes awards granted under the 2004 Plan, outstanding awards will become fully vested and exercisable or payable, as applicable, if the employment or service of the holder of any such award is terminated in connection with the change of control or within two years following such change of control by the successor (or its parent or subsidiary) without cause or by the holder for good reason.

We filed with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the 2004 Plan.

1999 Stock Plan

In January 1999, we adopted our 1999 Stock Plan, which was approved by our stockholders in January 1999. The plan provided for the issuance of incentive and nonstatutory stock options and restricted stock awards. Our employees, outside directors and consultants are eligible to receive awards under the plan, but only employees may receive incentive stock options. We reserved a total of 3,100,000 shares of our common stock for issuance under the plan. We do not intend to make any further issuances under the plan.

In the event of certain corporate transactions, such as a merger or consolidation, the plan provides for: (1) the continuation of the outstanding options by us if we are the surviving corporation; (2) the assumption of the 1999 Stock Plan and the outstanding options by the surviving corporation or its parent; (3) the substitution by the surviving corporation or its parent of options with substantially the same terms; or (4) the cancellation of the outstanding options without payment of any consideration. In the event of a change in control, the plan provides that: (a) each outstanding restricted stock award will vest if the repurchase right is not assigned to the entity that employs the award holder immediately after the change in control or its parent or subsidiary; and (b) each outstanding option will become exercisable in full if such options do not remain outstanding, are not assumed by the surviving corporation or its parent and the surviving corporation or its parent does not substitute options with substantially the same terms for such options.

Employee Stock Purchase Plan

In March 2004, our Board adopted our Employee Stock Purchase Plan, and it was approved by our stockholders in April 2004. The plan is designed to allow our eligible employees to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

We initially reserved a total of 300,000 shares of our common stock for issuance under the plan. The reserve automatically increases on each December 31 during the term of the plan by an amount equal to the lesser of (1) 100,000 shares or (2) a lesser amount determined by the Board. As of December 29, 2007, approximately 531,000 shares were available for grant. In October 2006, the Company suspended sales under the ESPP pending the Company becoming current on its SEC periodic reports. On October 16, 2007, the Company amended the ESPP. The amended ESPP changed the offering periods from concurrent twelve month offering periods to six month offering periods, commencing on December 1 and June 1 of each year.

Individuals whose customary employment is for more than 20 hours per week and who have been continuously employed by us for at least six months are eligible to participate in the plan. Participants may contribute up to 15% of their cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85.0% of the lower of (i) the fair market value per share on the first trading day of the six-month offering period, or (ii) the fair market value per share on the last trading day of the six-month offering period.

In the event of a proposed sale of all or substantially all of our assets, or our merger with or into another company, the outstanding rights under the plan will be assumed or an equivalent right substituted by the successor company or its parent. If the successor company or its parent refuses to assume the outstanding rights or substitute an equivalent right, then all outstanding purchase rights will automatically be exercised prior to the effective date of the transaction. The purchase price will be equal to 85.0% of the market value per share on the participant’s entry date into the offering period in which an acquisition occurs or, if lower, 85.0% of the fair market value per share on the date the purchase rights are exercised.

The plan will terminate no later than the tenth anniversary of the plan’s initial adoption by the Board.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 29, 2007 with respect to the named executive officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Ray Brunner	15,000	—		$7.00	3/03/2014
	52,227	—		.60	10/14/2012
	2,000	—		2.75	5/13/2013
	237,500	62,500		5.41	5/23/2016
	118,750	31,250		12.00	10/24/2016

Total	425,477	93,750
John Hellmann	70,830	79,170		5.59	8/11/2016
Karen John	10,000	—		7.00	3/3/2014
	1,250	1,250		6.03	11/30/2015
	14,375	15,625		7.23	1/24/2016
	15,624	34,376		6.13	10/24/2016
	—	7,500		5.37	2/5/2017

Total	41,249	58,751

(1)	Except for Mr. Brunner’s options, which vest monthly over 24 months from his vesting start date, and Mr. Hellmann’s options, which vest monthly over 36 months from his vesting start date, all options vest at a rate of 25% of the shares on the first anniversary of the start date and then 1/48 of the shares each month thereafter through the fourth anniversary of the vesting start date.

Option Exercises

During the fiscal year ended December 29, 2007, none of the named executive officers exercised any options.

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

401(k) Plan

Effective in 2000, we adopted the Design Within Reach 401(k) plan covering our employees. The 401(k) plan is intended to qualify under Section 401(k) of the Code so that the contributions to the 401(k) plan by employees, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us for federal income tax purposes when made. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require additional matching contributions to the 401(k) plan by us on behalf of all participants in the 401(k) plan. During fiscal year 2007, we made no contributions to the 401(k) plan.

Potential Severance and Change in Control Payments

We have entered into agreements and maintain plans that may require us to make payments and/or provide certain benefits to our named executive officers in the event of a termination of their employment or a change of control. The following tables and narrative disclosure summarize the potential payments to each named executive officer assuming that one of the events listed in the tables below occurs. The tables assume that the event occurred on December 28, 2007, the last trading day of our last completed fiscal year. Our 2004 Plan and our 1999 Plan contain change of control provisions as described above. See “—2004 Equity Incentive Award Plan” and “—1999 Stock Plan.” For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change of control, we have assumed a price per share of our common stock of $3.78, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 28, 2007.

Ray Brunner

Termination for Cause.    We may terminate at any time Mr. Brunner’s employment for cause. A termination “for cause” occurs if Mr. Brunner is terminated because Mr. Brunner did not fully correct the circumstances constituting cause (provided such circumstances are capable of correction), which include:

•	Mr. Brunner has willfully committed an improper act that materially injures our business;

•

Mr. Brunner has willfully and repeatedly refused or failed to follow specific, lawful and reasonable directions of the Board of Directors (other than any such refusal or failure resulting from Mr. Brunner’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Mr. Brunner by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that Mr. Brunner has willfully and repeatedly refused or failed to follow specific, lawful and reasonable directions of the Board of Directors;

•

Mr. Brunner has willfully, substantially and habitually neglected his duties for us (other than any such neglect resulting from Mr. Brunner’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Mr. Brunner by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that Mr. Brunner has willfully, substantially and habitually neglected his duties or services to us; or

•	Mr. Brunner has been convicted of a felony or a crime involving moral turpitude.

Upon termination for cause, Mr. Brunner is not entitled to any payment or benefit other than the payment of base salary earned and accrued but unused vacation or paid time off unpaid at the date of termination and COBRA.

Termination by Us Other than for Cause.    Mr. Brunner’s employment agreement provides Mr. Brunner with certain severance benefits in the event his employment is terminated by us other than for “cause.” Upon a termination of Mr. Brunner without cause (and not as a result of his death or disability), and he signs a general release of known and unknown claims in form satisfactory to us, he will be entitled to receive a lump sum cash amount equal to the sum of 12 months’ then-current base salary and reimbursement of COBRA premiums for 12 months until the date Mr. Brunner obtains alternate full-time employment or is otherwise no longer eligible for COBRA continuation coverage, whichever first occurs. In the event that such termination without cause occurs in the three-month period prior to or the twelve-month period following any “Change of Control,” Mr. Brunner will be entitled to receive a lump sum cash amount equal to the sum of two times Mr. Brunner’s then-current annual salary and reimbursement of COBRA premiums for 12 months until the date Mr. Brunner obtains alternate full-time employment or is otherwise no longer eligible for COBRA continuation coverage, whichever first occurs. Mr. Brunner’s unvested stock options also will immediately vest in full. For purposes of Mr. Brunner’s employment agreement, a “Change of Control” of the Company shall be deemed to have occurred if any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 of the Exchange Act ), directly or indirectly, of our securities representing 30% or more of the total voting power represented by our then outstanding voting securities without the approval of the Board of Directors or we are a party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior to such event failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange or our stockholders approve a plan of complete liquidation of us or an agreement for the sale or disposition by us of all or substantially all of our assets.

Executive benefits and Payments upon termination	Termination due to Death or Disability	Termination for Cause	Termination by Us Other than for Cause		Resignation	Termination following Change in Control
Severance payment	$—	$—	$350,000	(1)	$—	$350,000	(1)
Accelerated stock options	—	—	—		—	—	(2)

(1)	Represents the amount of severance to which Mr. Brunner would have been entitled upon a termination without cause on December 29, 2007, the last day of the last fiscal year, under his amended offer letter. Under his Employment Agreement, the amount of Mr. Brunner’s severance upon a termination without cause would be $375,000 and his severance for termination following a change of control would be $750,000.
(2)	Represents the incremental compensation expense we would incur as a result of accelerating option vesting. The amount was based upon the closing price of our common stock on December 28, 2007. The exercise price of substantially all the options that would be accelerated were out of the money at December 28, 2007.

John Hellmann

Termination for Cause.    We may terminate at any time Mr. Hellmann’s employment for cause. A termination “for cause” occurs if Mr. Hellmann is terminated for any of the following reasons:

•	theft, dishonesty, misconduct or falsification of any employment or company records;

•	improper disclosure of our confidential or proprietary information;

•	any action by him which has a material detrimental effect on our reputation or business;

•	Mr. Hellmann’s failure or inability to perform any assigned duties after written notice to him of, and a reasonable opportunity to cure, such failure or inability; or

•	Mr. Hellmann’s conviction (including any plea of guilty or no contest) for any criminal act that impairs his ability to perform his duties under the offer letter.

Upon termination for cause, Mr. Hellmann is not entitled to any payment or benefit other than the payment of base salary earned, accrued vacation and unreimbursed expenses unpaid at the date of termination and COBRA.

Termination by Us Other than for Cause.    Mr. Hellmann’s offer letter provides Mr. Hellmann with certain severance benefits in the event his employment is terminated by us other than for “cause.” Upon a termination of Mr. Hellmann without cause (and not as a result of his death or disability), and if he has been employed by us for three months or more and he signs a general release of known and unknown claims in form satisfactory to us, he will be entitled to receive severance payments equal to six months’ salary, less applicable withholding, to be paid over a period of six months following the effective date of his termination. Severance payments will be made in accordance with our normal payroll procedures. In the event that such termination without cause occurs within one year following any “Change of Control,” in addition to receiving the severance payments described above, Mr. Hellmann’s unvested stock options will immediately vest in full. For purposes of Mr. Hellmann’s offer letter, a “Change of Control” of the Company shall be deemed to have occurred if we are a party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior to such event failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange.

Executive benefits and payments upon termination	Termination due to Death or Disability	Termination for Cause	Termination by Us Other than for Cause	Resignation	Termination following Change in Control
Severance payment	$—	$—	$137,500	$—	$137,500
Accelerated stock options	—	—	—	—	—	(1)

(1)	Represents the incremental compensation expense we would incur as a result of accelerating option vesting. The amount was based upon the closing price of our common stock on December 28, 2007. The exercise price of all the options that would be accelerated were out of the money at December 28, 2007.

Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors in the fiscal year ended December 29, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
John C. Hansen	$9,395		$131,000	—	—	—	$140,395
Hilary Billings	13,145		75,000	—	—	—	88,145
Robert Forbes, Jr. (1)	—		—	—	—	$33,332	33,332
Terry Lee	13,104		75,000	—	—	—	88,104
Peter Lynch	13,125		27,000	—	—	—	40,125
William McDonagh	15,000		74,500	—	—	—	89,500
James Peters (2)	7,225		19,400	—	—	—	26,625
Lawrence Wilkinson	14,093		75,000	—	—	—	89,093

(1)	Mr. Forbes resigned as a director on January 10, 2007. In June 2006, we entered into an agreement with Mr. Forbes pursuant to which Mr. Forbes agreed to continue to serve as a member of our Board of Directors for at least six months from June 30, 2006, and we agreed to pay Mr. Forbes $25,000 for his services as a member of our Board of Directors. The agreement also called for Mr. Forbes to prepare a monthly newsletter for us, and we agreed to pay Mr. Forbes $100,000 a year for these services. The agreement terminated on June 30, 2007. During fiscal year 2007, no fees were paid to Mr. Forbes for his services as a member of our Board and he earned $33,332 for preparing monthly newsletters.
(2)	Mr. Peters was appointed to the Board on March 20, 2007.
(3)	Amount reflects the compensation cost for the year ended December 29, 2007 of the director’s options, calculated in accordance with FAS 123R and using a Black-Scholes valuation model. See Note 1 of Notes to Financial Statements found in our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 for a discussion of the assumptions made in determining grant date fair value and compensation costs of equity awards.

The following table details information with respect to all options to purchase our common stock held by our non-employee directors outstanding on December 29, 2007:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John C. Hansen	60,000	15,000	$14.68	2/24/2015
	7,333	667	5.41	1/23/2017

Total	67,333	15,667
Hilary Billings	30,000	—	4.50	1/2/2014
	5,000	—	0.25	6/1/2009
	7,333	667	5.41	1/23/2017

Total	42,333	667
Robert Forbes, Jr.	—	—
Terry Lee	30,000	—	4.50	1/2/2014
	7,333	667	5.41	1/23/2017

Total	37,333	667
Peter Lynch	3,000	—	6.13	10/24/2016
	7,333	667	5.41	1/23/2017

Total	10,333	667
William McDonagh	30,000	—	7.00	3/3/2014
	7,333	667	5.41	1/23/2017

Total	37,333	667
James Peters	6,000	2,000	6.33	5/15/2017
Lawrence Wilkinson	15,000	—	0.60	5/1/2011
	30,000	—	4.50	1/2/2014
	7,333	667	5.41	1/23/2017

Total	52,333	667

The grant date fair values of option grants to our directors in fiscal year 2007 are as follows:

Name	Grant Date	Number of Securities Underlying Options (#)	Exercise Price ($)	Grant Date Fair Value ($)
John C. Hansen	1/24/2007	8,000	5.41	$23,000

Hilary Billings	1/24/2007	8,000	5.41	$23,000

Robert Forbes, Jr.		—	—	—

Terry Lee	1/24/2007	8,000	5.41	$23,000

Peter Lynch	1/24/2007	8,000	5.41	$23,000

William McDonagh	1/24/2007	8,000	5.41	$23,000

James Peters (2)	5/15/2007	8,000	6.33	$26,600

Lawrence Wilkinson	1/24/2007	8,000	5.41	$23,000

In January 2007, we adopted a new director compensation plan. Under the plan, starting in January 2007, each non-employee director will receive:

•

an annual grant of options to purchase 8,000 shares (to be issued in January of each year, with an exercise price equal to the fair market value on the date of grant and monthly vesting over the 12 months following the date of grant);

•	an annual cash retainer of $10,000; and

•	an annual committee member of $5,000, with the chair of the Compensation Committee receiving $2,500 and the chair of the Audit Committee receiving $5,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Peter Lynch, Hilary Billings and Terry Lee served as members of our Compensation Committee during the last fiscal year. None of the members of our Compensation Committee at any time has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis provisions to be included in this definitive proxy statement on Schedule 14A for our 2008 Annual Meeting. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this proxy statement.

This report of the Compensation Committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing has been furnished by the Compensation Committee.

Peter Lynch (Chair)

Hilary Billings

Terry Lee

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of transactions in our prior fiscal year to which we have been a party, in which any of our directors, executive officers, holders of more than 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest, other than compensation and employment arrangements described under “Executive Compensation and Other Information.”

JH Partners, LLC Transactions.    Since November 2000, we have leased space on a month-to-month basis for our San Francisco studio facility from JH Partners, LLC, a San Francisco-based private equity firm. John Hansen, Chairman of the Board of Directors, is President of JH Partners, LLC. We paid $160,000 in aggregate rental payments under this lease during fiscal year 2007.

We believe that the terms of the transactions set forth above were no less favorable to us than terms we could have obtained from unaffiliated third parties.

Review and Approval of Related Party Transactions.    Pursuant to our Audit Committee Charter, the Audit Committee of our Board of Directors is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the Audit Committee of our Board of Directors intends to review such transactions on a case by case basis. In addition, the Compensation Committee of our Board of Directors and/or our Board of Directors will review approve all compensation-related policies involving our directors and executive officers.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED

2004 EQUITY INCENTIVE AWARD PLAN

Our stockholders are being asked to approve an amendment to our Amended and Restated 2004 Equity Incentive Award Plan, or the 2004 Plan, to increase the number of shares issuable under the 2004 Plan by 900,000 shares to 3,000,000 shares. Our Board of Directors approved the amendment to the 2004 Plan on June 19, 2008, subject to stockholder approval. The amendment will become effective immediately upon stockholder approval at the Annual Meeting.

The principal features of the 2004 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2004 Plan itself, which was filed as Appendix A to our definitive proxy statement on Schedule 14A filed with the SEC on May 26, 2006. The proposed amendment to the 2004 Plan is attached to this proxy statement as Appendix A.

General

We believe the effective net impact of the amendment is just 447,797 shares, although the proposed amendment would increase the number of shares available under the 2004 Plan by 900,000. When we amended and restated the 2004 Plan at the 2006 Annual Meeting of Stockholders, 77,782 shares of our common stock were available for issuance under our prior stock plan known as the 1999 Stock Plan. In connection with the previous amendment to the 2004 Plan, we stated that we did not intend to make further awards under our 1999 Stock Plan. Since that time, through cancellations and forfeitures, 452,203 shares previously reserved for issuance under the 1999 Stock Plan have come back to that plan, but we will not be able to grant these shares. As a result, we have included these shares in the proposed increase in the number of shares available under the 2004 Plan. In other words, of the 900,000 share increase, 452,203 are effectively shares that came back to the 1999 Stock Plan since we last amended the 2004 Plan and 447,797 represent incremental shares compared to the number of shares approved by stockholders at our 2006 Annual Meeting.

We strongly believe that an employee equity compensation program is a necessary and powerful incentive and retention tool that benefits all stockholders. Pursuant to the amendment, the 2004 Plan will be amended such that, on the date of the Annual Meeting, the aggregate number of shares available for issuance under the 2004 Plan shall be increased by 900,000 shares. If this Proposal 2 is approved by the stockholders, a maximum of 3,000,000 shares may be available for issuance under the 2004 Plan.

The Compensation Committee of our Board recommended that the full Board approve the proposed amendment to the 2004 Plan subject to stockholder approval at the Annual Meeting. As part of its consideration of the proposed amendment, the Compensation Committee took into account information provided by management and by Buck Consultants, a compensation consulting firm, regarding the appropriate increase in the number of shares reserved for issuance under the 2004 Plan. Management and Buck Consultants recommended that the company reduce the size of option awards made upon hiring in favor of the establishment of an annual grant program, and the number of shares covered by the proposed amendment takes into account the company’s transition to an annual grant model.

Buck Consultants provided a comprehensive review of the company’s use of equity incentives to attract, retain and motivate employees and directors. Buck Consultants’ process included, among other things:

•	a review of our internal data;

•	development of two peer groups—a peer group based on management’s criteria as well as a peer group comprised of small cap retailers used by a prior compensation consultant to the company in 2005;

•	analysis of market survey data for equity grants to vice president and director positions; and

•	analysis of overhang and run rate data from the two peer groups and Institutional Shareholder Services’ 2008 policy.

Buck Consultants found that our total dilution from employee stock plans is below average among small cap retailers but that our share usage rates have been high over the past three years compared both to the small cap retailer peer group and to the peer group comprised of companies identified as competitors by management (which tended to be larger than us and used equity as a smaller portion of employee compensation). We believe our share usage rates are high relative to comparable companies because of our significant turnover in management and employees in 2005 and 2006, which required more new hire grants. Share usage rates are calculated on a gross basis and do not take into account shares coming back into a plan when an employee leaves prior to vesting. Buck Consultants also found that our new hire grants were larger than those of the two peer groups, but noted that we did not supplement the new hire grants with annual grants.

Based on its analysis, Buck Consultants recommended that we:

•	Implement an annual grant process to allow ongoing adjustment of employee equity portfolios and alignment with marketplace norms;

•	Reallocate some options from new hire grants to annual grants to “fund” the annual program and provide greater ongoing flexibility to adjust employee option holdings;

•	Manage the annual “run rate” to converge toward marketplace standards;

•	Incorporate an individual performance factor into grant determination; and

•	Continue the use of stock options (as opposed to restricted stock or restricted stock units) as the sole equity compensation vehicle.

Management concurred with Buck Consultants’ recommendations, and the Compensation Committee resolved to approve and implement the recommendations.

The annual stock option program approved by the Compensation Committee will require, for the years 2008, 2009, and 2010, approximately 400,000 incremental shares, including:

•	annual grants to members of the Board of Directors at the current level;

•	annual grants to our chief executive officer as contractually required;

•	annual grants to directors and vice presidents;

•	the recapture of approximately 452,000 shares from the 1999 Stock Plan;

•	a discretionary pool for high-performing managers; and

•	an additional reserve for new hires, promotions, and special situations.

Equity compensation remains a critical component of compensation in the industry in which we operate, and we believe that our ability to provide equity compensation provides a key competitive edge in attracting, retaining and motivating highly skilled employees and directors. Being able to continue to compete in the marketplace to hire, retain and motivate the many highly skilled personnel needed is essential to achieving our goals. The 2004 Plan provides for various types of equity awards: incentive and nonstatutory stock options, restricted stock awards, deferred stock, stock appreciation rights, performance awards, stock payments and dividend equivalents. The variety of stock awards available under the 2004 Plan affords us the flexibility to design stock awards that link employee and company performance. At this time, we believe that stock options priced at the fair market value of the common stock on the date of grant strongly align employee and director interests with our performance and stockholder interests. The 2004 Plan provides us with the flexibility needed to design and use other forms of equity compensation based on business conditions and/or competitive changes in equity compensation practices.

The existing 2004 Plan was first adopted by our Board of Directors and approved by our stockholders in March 2004 and amended and restated on June 22, 2006. As of June 16, 2008, awards covering an aggregate of 1,957,929 shares were outstanding under the 2004 Plan, and 141,759 shares (plus any shares that might in the future be returned to the 2004 Plan as a result of terminations or expirations of awards) remained available for future grants. The closing share price for our common stock on The Nasdaq Global Market on June 16, 2008 was $3.93.

Proposed Amendment

Increase to Share Reserve.    Our stockholders are now being asked to approve an amendment to the 2004 Plan which provides that the number of shares of our common stock reserved for issuance under the 2004 Plan will be increased by 900,000 shares to 3,000,000 shares.

The 2004 Plan is not being amended in any respect other than to reflect the changes described above.

Purposes

The purpose of the 2004 Plan is to promote the success and enhance our value by linking the personal interests of members of our Board of Directors and our employees and the employees of our subsidiaries to those of our stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to our stockholders. The 2004 Plan is further intended to provide us with flexibility in our ability to motivate, attract and retain the services of members of our Board of Directors and our employees and the employees of our subsidiaries upon whose judgment, interest and special effort we rely.

Securities Subject to the 2004 Plan

Assuming approval of this Proposal 2, the number of shares of our common stock that may be issued pursuant to awards granted under the 2004 Plan shall not exceed, in the aggregate, 3,000,000 shares.

To the extent that an award terminates, expires or lapses for any reason, any shares subject to the award will be available for future grant under the 2004 Plan. In addition, shares which are delivered to us by a participant or withheld by us to satisfy the grant or exercise price of an award or in satisfaction of tax withholding obligations will be available for future grant under the 2004 Plan.

Administration

The Compensation Committee of our Board of Directors will administer the 2004 Plan. To administer the 2004 Plan, the Compensation Committee must consist of at least two members of our Board of Directors, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, or the Exchange Act, and, an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code, or the Code. Subject to the terms and conditions of the 2004 Plan, the Compensation Committee has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2004 Plan. The Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the 2004 Plan. Our Board of Directors may at any time abolish the Compensation Committee and revest in itself the authority to administer the 2004 Plan.

The Compensation Committee or our Board of Directors may (1) delegate to a committee of one or more members of our Board of Directors who are not “outside directors” for the purposes of Section 162(m) of the Code the authority to grant awards under the Plan to eligible persons who are either (a) not then “covered employees” within the meaning of Section 162(m) and are not expected to be covered employees at the time of recognition of income resulting from such award or (b) not persons with respect to whom we wish to comply with Section 162(m) and/or (2) delegate to a committee of one or more members of our Board of Directors who are not “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act the authority to grant awards under the 2004 Plan to eligible persons who are not then subject to Section 16 of the Exchange Act.

In October 2007, we amended the policy regarding equity awards. The Compensation Committee delegated authority to the Company’s Chief Executive Officer to make grants of options to newly hired and promoted employees at the director level and below based on ranges specified by the Compensation Committee for each level of employment.

Eligibility

Our employees, consultants, directors and the employees of our subsidiaries are eligible to receive awards under the 2004 Plan. However, we typically grant awards under the 2004 Plan only to those employees who are at the director level and above. As of June 16, 2008, we had approximately 400 employees, and we currently have eight directors, seven of whom are non-employee directors. The Compensation Committee and our Chief Executive Officer, subject to his delegated authority, determines which employees, consultants and directors will be granted awards. No person is entitled to participate in the 2004 Plan as a matter of right nor does any such participation constitute assurance of continued employment or service with us. Only those employees, consultants and directors who are selected to receive grants by the Compensation Committee or, subject to his delegated authority, the Chief Executive Officer, may participate in the 2004 Plan. However, non-employee members of our Board of Directors are eligible to receive certain automatic option grants pursuant to a director compensation policy adopted by our Board of Directors. These automatic grants are described above under “Director Compensation.”

Awards Under the 2004 Plan

The 2004 Plan provides that the Compensation Committee may grant or issue stock options, stock appreciation rights, restricted stock, deferred stock, dividend equivalents and stock payments, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Nonqualified Stock Options, or NQSOs, will provide for the right to purchase shares of our common stock at a specified price which may not be less than the par value of a share of our common stock on the date of grant, and usually will become exercisable (in the discretion of the administrator) in one or more installments after the grant date, subject to the satisfaction of individual or company performance criteria established by the administrator. NQSOs may be granted for any term specified by the Compensation Committee, but such term may not exceed 10 years.

Incentive Stock Options, or ISOs, will be designed to comply with the applicable provisions of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than 100% of the fair market value of a share of our common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within ten years after the date of grant. The total fair market value of shares with respect to which an ISO is first exercisable by an optionee during any calendar year cannot exceed $100,000. To the extent this limit is exceeded, the options granted are NQSOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all of our classes of stock, or a “10% Owner,” the 2004 Plan provides that the exercise price must be at least 110% of the fair market value of a share of our common stock on the date of grant and the ISO must expire no later than the fifth anniversary of the date of its grant.

From our initial public offering in June 2004 through January 24, 2007, the 2004 Plan defined fair market value as the closing market value of our stock as reported on the Nasdaq Global Market on the trading day prior to the date of grant. On January 24, 2007, we amended the 2004 Plan to provide that fair market value means the closing market value of our stock as reported on the Nasdaq Global Market on the date of grant. The stock options we grant officers and employees are incentive stock options and typically vest 25% at the end of one year from the vesting start date and then 1/48 per month thereafter based upon continued employment over a four-year period, and generally expire ten years after the date of grant.

Restricted Stock Awards may be granted to participants and made subject to such restrictions as may be determined by the Compensation Committee. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions are not met. The Compensation Committee shall establish the purchase price, if any, and form of payment for each restricted stock award. In general, restricted stock may not be sold, or otherwise transferred, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends, if any, prior to the time when the restrictions lapse.

Deferred Stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Compensation Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, shares issuable pursuant to a deferred stock award will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

Stock Appreciation Rights, or SARs, may be granted in connection with stock options or other awards, or separately. SARs granted by the Compensation Committee in connection with stock options or other awards will provide for payments to the holder based upon increases in the fair market value of our common stock over the exercise price of the related option or other awards. Except as required by Section 162(m) of the Code with respect to a SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the Compensation Committee in the SAR agreements. The Compensation Committee may elect to pay SARs in cash or in shares of our common stock or in a combination of both.

Dividend Equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the stock options, SARs or other awards held by the participant.

Stock Payments may be authorized by the Compensation Committee in the form of shares of our common stock or an option or other right to purchase shares of our common stock as part of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the participant.

Performance Criteria

The Compensation Committee may designate employees as “covered employees” whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The Compensation Committee may grant to such covered employees restricted stock awards, deferred stock, dividend equivalents, stock payments and performance share awards that are paid, vest or become exercisable upon the attainment of company performance criteria which are related to one or more of the following performance goals as applicable to us or any of our subsidiaries, divisions or operating units:

•	net earnings (either before or after interest, taxes, depreciation and amortization;

•	net losses;

•	sales or revenue;

•	operating earnings;

•	operating cash flow;

•	return on net assets;

•	return on stockholders’ equity;

•	return on assets;

•	return on capital;

•	stockholder returns;

•	gross or net profit margin;

•	earnings per share;

•	price per share of our common stock; or

•	market share.

The maximum number of shares which may be subject to awards granted under the 2004 Plan to any individual in any calendar year may not exceed 500,000 shares of common stock.

Terms and Conditions of Options

Each option is evidenced by a stock option agreement between us and the optionee, and is subject to the following additional terms and conditions:

Exercise Price.    The Compensation Committee determines the exercise price of options at the time the options are granted, subject to the limitations described above with respect to ISOs and NQSOs.

Exercise of Option; Form of Consideration.    The Compensation Committee determines when options become exercisable and may, in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2004 Plan permits payment to be made by cash, check, promissory note, other shares of our common stock (with some restrictions), broker-assisted cashless exercise or any combination thereof.

Term of Option.    The term of options granted under the 2004 Plan may be no more than ten years from the date of grant. In the case of an ISO granted to an optionee who owns more than 10% of all classes of our stock or any of our parent or subsidiary companies, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

Termination of Employment.    If the optionee’s employment or consulting relationship terminates for any reason other than disability or death, options under the 2004 Plan may be exercised for the period of time specified in the option agreement, which shall generally be three months after such termination, and may be exercised only to the extent the option was exercisable on the date of termination. In no event may the option be exercised after the expiration of its term.

Disability.    If an optionee is unable to continue his or her employment or consulting relationship with us as a result of his or her disability, options may be exercised for the period of time specified in the option agreement, which shall generally be 12 months after termination and may be exercised only to the extent the option was exercisable on the date of termination, but in no event may the option be exercised after the expiration of its term.

Death.    Under the 2004 Plan, if an optionee should die while employed or retained by us, options may be exercised for the period of time specified in the option agreement, which shall generally be 12 months after the date of death to the extent the options are exercisable on the date of death, but in no event may the option be exercised after the expiration of its term.

Other Provisions.    The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 2004 Plan as may be determined by the Compensation Committee.

Awards Not Transferable

Awards may generally not be sold, pledged, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution. The Compensation Committee may allow awards other than ISOs to be transferable to certain permitted transferees (i.e., immediate family members for estate planning purposes). ISOs may not be transferable. If the Compensation Committee makes an award transferable, such award shall contain such additional terms and conditions as the Compensation Committee deems appropriate.

Adjustments Upon Changes in Capitalization

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of assets to our stockholders or any other change affecting our common stock, the Compensation Committee will make appropriate adjustments in the number and type of shares of stock subject to the 2004 Plan, the terms and conditions of any award outstanding under the 2004 Plan, and the grant or exercise price of any such award.

In the event of a change of control, each outstanding award may be assumed or an equivalent award may be substituted by the successor (or its parent or subsidiary). In the event of a change of control where the successor (or its parent or subsidiary) does not assume awards granted under the 2004 Plan or substitute equivalent awards, awards issued under the 2004 Plan will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable. In the event of a change of control where the successor (or its parent or subsidiary) assumes awards granted under the 2004 Plan, outstanding awards will become fully vested and exercisable or payable, as applicable, if the employment or service of the holder of any such award is terminated in connection with the change of control or within two years following such change of control by the successor (or its parent or subsidiary) without cause or by the holder for good reason.

Under the 2004 Plan, a change of control is generally defined as:

•	the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the company of more than 50% of the voting stock of the company;

•

a merger or consolidation in which the company is a party, other than a merger or consolidation which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities;

•

during any two-year period, a majority of the members of our Board of Directors (together with any new directors whose election is approved by a vote of at least two-thirds of the directors then in office) cease to serve as directors; or

•	the sale or other disposition of all or substantially all of the assets of the company; or

•	our stockholders approve a liquidation or dissolution of the company.

Amendment and Termination of the 2004 Plan

With the approval of our Board of Directors, the Compensation Committee may amend, alter, suspend or terminate the 2004 Plan, or any part thereof, at any time and for any reason. However, the 2004 Plan requires stockholder approval for any amendment to the 2004 Plan to the extent necessary to comply with applicable laws, rules and regulations, for any increase in the number of shares available for issuance under the 2004 Plan, any award of a stock option with an exercise price per share less than the fair market value per share of our common stock on the date of grant or any extension of the exercise period of a stock option beyond ten years. No action by our Board of Directors, the Compensation Committee or our stockholders may alter or impair any award previously granted under the 2004 Plan without the consent of the holder. Unless terminated earlier, the 2004 Plan shall terminate in May 2016.

Securities Laws

The 2004 Plan is intended to conform with all provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. The 2004 Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

Federal Income Tax Consequences Associated with the 2004 Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the 2004 Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal investment circumstances. This summarized tax information is not tax advice.

Non-Qualified Stock Options.    For federal income tax purposes, if an optionee is granted NQSOs under the 2004 Plan, the optionee will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of NQSOs the optionee will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of a common share on the date each such option is exercised. The optionee’s basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the optionee exercises such option. Any subsequent gain or loss will be generally taxable as capital gain or loss.

Incentive Stock Options.    There is no taxable income to an optionee when an optionee is granted an ISO or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax. Gain realized by the optionee on the sale of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within (1) two years after the date of grant of the option or (2) within one year of the date the shares were transferred to the optionee. If the shares of common stock are sold or otherwise disposed of before the end of the two-year and one-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the option’s exercise will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent the optionee must recognize ordinary income. If such a sale or disposition takes place in the year in which the optionee exercises the option, the income the optionee recognizes upon sale or disposition of the shares will not be considered income for alternative minimum tax purposes. Otherwise, if the optionee sells or otherwise disposes of the shares before the end of the two-year and one-year periods specified above, the maximum amount that will be included as alternative minimum tax income is the gain, if any, the optionee recognizes on the disposition of the shares.

An ISO exercised more than three months after an optionee terminates employment, other than by reason of death or disability, will be taxed as a NQSO, and the optionee will have been deemed to have received income on the exercise taxable at ordinary income rates. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Stock Appreciation Rights.    In the case of SARs granted with an exercise price equal to the fair market value of our common stock on the date of grant, no taxable income is realized upon the receipt of the SAR, but upon exercise of the SAR, the fair market value of the shares received, determined on the date of exercise of the SAR, or the amount of cash received in lieu of shares, must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. We will be entitled to a deduction for compensation paid in the same amount which the recipient realized as ordinary income.

Restricted Stock.    An employee to whom restricted stock is issued generally will not recognize taxable income upon such issuance and we generally will not then be entitled to a deduction unless an election is made by the participant under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price. If a timely election is made under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price therefore, and we will be entitled to a deduction for the same amount.

Deferred Stock.    An individual to whom deferred stock is issued will not have taxable income upon issuance and we will not then be entitled to a deduction. An individual to whom deferred stock is issued will generally realize ordinary income at the time the shares issuable with respect to the deferred stock award are distributed to the employee in an amount equal to the fair market value of such shares (less any purchase price), and we will be entitled to a corresponding deduction.

Dividend Equivalents.    A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income, and we will be entitled to a corresponding deduction.

Stock Payments.    A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received, and we generally will be entitled to a deduction for the same amount.

Section 162(m) of the Code.    In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for specified executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” as provided for by the Code and established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Performance or incentive awards granted under the 2004 Plan may qualify as “qualified performance-based compensation” for purposes of Section 162(m) if such awards are granted or vest upon the pre-established objective performance goals described above.

We have attempted to structure the 2004 Plan in such a manner that the Compensation Committee can determine the terms and conditions of stock options, SARs and performance and incentive awards granted thereunder such that remuneration attributable to such awards will not be subject to the $1 million limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

Section 409A.    Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements on an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Also, Section 409A generally provides that distributions must be made on or following the occurrence of certain events (i.e., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Certain awards under the 2004 Plan are subject to the requirements of Section 409A in form and in operation. For example, deferred stock awards and other awards that provide for deferred compensation will be subject to Section 409A.

If a 2004 Plan award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. The Internal Revenue Service has not issued regulations under Section 409A and, accordingly, the requirements of Section 409A (and the application of those requirements to awards issued under the 2004 Plan) are not entirely clear.

Plan Benefits

The following table sets forth information as of June 16, 2008 about prior grants under the 2004 Plan to our officers, directors and employees.

Name and Position	Number of Units
Ray Brunner President and Chief Executive Officer	550,000
John Hellmann Vice President, Chief Financial Officer and Secretary	150,000
All Executive Officers as a Group (1)	802,500
All Non-Executive Directors as a Group (2)	190,000
All Non-Executive Officer Employees as a Group (3)	965,429

(1)	As of June 16, 2008, our executive officers as a group have received options to purchase an aggregate of 802,500 shares under the 2004 Plan. Pursuant to an employment agreement we entered into with Mr. Brunner, we agreed to grant Mr. Brunner options to purchase shares each year during the initial term of the employment agreement. The option grants are described above under “Compensation Discussion and Analysis—Employment Agreement and Offer Letters.” All other future grants under the 2004 Plan to our executive officers are within the discretion of the Compensation Committee and the benefits of such grants are, therefore, not determinable.
(2)	Our non-employee directors as a group are eligible to receive automatic grants under the 2004 Plan pursuant to a director compensation policy adopted by our Board of Directors, as described above under “Director Compensation.”
(3)	As of June 16, 2008, our non-executive officer employees as a group have received options to purchase an aggregate of 965,429 shares under the 2004 Plan. All future grants under the 2004 Plan to our non-executive officer employees are within the discretion of the Compensation Committee and the Chief Executive Officer, subject to his delegated authority, and the benefits of such grants are, therefore, not determinable.

Required Vote

The affirmative vote of a majority of the votes represented by the common stock present in person or by proxy and entitled to vote on this proposal at the annual meeting is required for approval of the proposed amendment to the 2004 Plan, which provides that the number of shares of our common stock reserved for issuance under the 2004 Plan will be increased by 900,000 shares to 3,000,000 shares. For purposes of the vote on the proposed amendment to the 2004 Plan, abstentions will have the same effect as votes against the proposed amendment to the 2004 Plan and broker non-votes will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends a vote “FOR” the approval of the Amendment to the 2004 Plan.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors and Audit Committee have selected Grant Thornton LLP as our independent registered public accounting firm for the year ending January 3, 2009 and has directed that management submit the selection of independent registered public accounting firm to the stockholders for ratification at the Annual Meeting. Grant Thornton LLP has audited our financial statements since the fiscal year ending December 31, 1999 through the fiscal year ending December 29, 2007. Representatives of Grant Thornton LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholders are not required to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm. However, we are submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the selection, our Board of Directors and the Audit Committee will reconsider whether or not to retain Grant Thornton LLP. Even if the selection is ratified, our Board of Directors and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of our Company and our stockholders.

The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to ratify the selection of Grant Thornton LLP.

Independent Registered Public Accounting Firm Fee Information

The fees billed by our independent auditors, Grant Thornton LLP, for fiscal years 2007 and 2006 for professional services are as follows:

	2007	2006
Audit Fees (1)	$1,181,000	$2,302,000
Audit Related Fees (2)	—	—
Tax Fees (3)	184,000	256,000
All Other Fees (4)	—	—

Total	$1,365,000	$2,558,000

(1)	Audit Fees include fees for the audit of our annual financial statements for fiscal years 2007 and 2006, the review of our interim period financial statements for fiscal years 2007 and 2006 included in our Form 10-Qs and our annual reports on Form 10-K, review of our Form 10-Qs and related services that are normally provided in connection with regulatory filings or engagements.
(2)	Audit Related Fees consist of fees billed by Grant Thorton LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. There were no such fees incurred during 2007 and 2006.
(3)	Tax Fees include fees for tax compliance, tax advice and tax planning services.
(4)	All Other Fees consist of fees for other permissible work performed by Grant Thorton LLP that is not included within the above category descriptions. There were no such fees incurred during 2007 or 2006.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent auditors be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During 2007, all services were pre-approved in accordance with these procedures.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, officers and beneficial owners of ten percent or more of our common stock (“Reporting Persons”) are required to report to the SEC on a timely basis the initiation of their status as a Reporting Person and any changes regarding their beneficial ownership of our common stock. Based solely on our review of such forms received and the written representations of our Reporting Persons, we have determined that no Reporting Person known to us was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act, except for the following: Glenhill Advisors LLC (including its joint filers), James Peters, Karen John, Hilary Billings, John Hansen, Peter Lynch, Lawrence Wilkinson, Terry Lee and William McDonagh each filed one late Form 4 covering one transaction during fiscal year 2007.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2009 must be received by us no later than February 27, 2009, which is 120 days prior to the first anniversary of the mailing date of the proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices no less than 90 days before nor more than 120 days before the one-year anniversary of the 2008 Annual Meeting. Therefore, to be presented at our 2009 annual meeting of stockholders, such a proposal must be received by us no earlier than April 7, 2009 and no later than May 7, 2009. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than close of business on the 120 days prior to such annual meeting and not later than the close of business on the later of 90 days in advance of such annual meeting or ten days following the earlier of the date on which notice of the meeting was mailed or on which public announcement of the date of the meeting is first made. All such proposals of stockholders must also satisfy the conditions for such proposals set forth in our Amended and Restated Bylaws. Stockholders are advised to review our Amended and Restated Bylaws, which also specify requirements as to the form and content of a stockholder’s notice.

OTHER MATTERS

Annual Report

Our Annual Report for the fiscal year ended December 29, 2007 will be mailed to stockholders of record on or about June 27, 2008. Our Annual Report does not constitute, and should not be considered, a part of this Proxy.

Any person who was a beneficial owner of our common stock on the Record Date will be furnished a copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2007, as filed with the SEC, excluding exhibits, without charge upon receipt of a written request to Design Within Reach, Inc., 225 Bush Street, 20th Floor, San Francisco, California 94104, Attention: Corporate Secretary. A copy of the report can also be viewed by visiting the Company’s website, http://www.dwr.com.

Other Business

Our Board of Directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed envelope.

By Order of the Board of Directors,

Ray Brunner

President and Chief Executive Officer

Dated: June 27, 2008

Appendix A

AMENDMENT NO. 2 TO DESIGN WITHIN REACH, INC.

AMENDED AND RESTATED 2004 EQUITY INCENTIVE AWARD PLAN

This Amendment No. 2 (this “Amendment”) to the Design Within Reach, Inc. Amended and Restated 2004 Equity Incentive Award Plan (the “Plan”) is made effective as of this 5th day of August, 2008 by Design Within Reach, Inc., a Delaware Corporation (the “Company”).

WHEREAS, the Company established the Plan to provide for grants of equity awards to employees, directors and consultants of the Company and its affiliates;

WHEREAS, pursuant to Section 15.1 of the Plan, the Plan may be amended by the Board of Directors of the Company, subject to the approval of the Company’s stockholders in certain circumstances; and

WHEREAS, the Board of Directors of the Company approved this Amendment, pursuant to the recommendation of its Compensation Committee, on June 19, 2008, subject to the approval of the Company’s stockholders.

NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows:

1. Section 3.1(a) of the Plan is hereby amended in its entirety to read as follows

“(a) Subject to Article 12, the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan shall be 3,000,000 shares, subject to Article 12 and Section 3.1(b).”

2. After the date of this Amendment, each reference in the Plan to the “Plan” shall mean and refer to the Plan as amended hereby. Except as provided in this Amendment, the Plan and all related documents shall remain in full force and effect and are ratified and confirmed.

IN WITNESS WHEREOF, this Amendment No. 2 to the Plan has been executed as of the date first set forth above.

DESIGN WITHIN REACH, INC.

By:
John Hellmann, Vice President, Chief Financial Officer and Secretary

A-1

☐	¢

DESIGN WITHIN REACH, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 5, 2008

The undersigned stockholder of Design Within Reach, Inc., a Delaware corporation (the “Company”), hereby appoints Ray Brunner and John Hellmann, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on August 5, 2008 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

(Continued and to be signed on the reverse side)

¢	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

DESIGN WITHIN REACH, INC.

August 5, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718- 921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER
ACCOUNT NUMBER

- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20330300000000001000 2	080508

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect the following three directors for a three-year term to expire at the 2011 Annual Meeting of Stockholders who have been nominated and recommended for election by the Board of Directors:				2. To approve the amendment to the Amended and Restated 2004 Equity Incentive Award Plan to increase the number of shares issuable under the plan by 900,000 shares to 3,000,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:
☐	FOR ALL NOMINEES	O O	John Hansen Hilary Billings	3. To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2009.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	James Peters
☐	FOR ALL EXCEPT (See instructions below)			THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AND FOR PROPOSAL 3.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

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Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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